Exhibit 4.10

LEHMAN BROTHERS HOLDINGS INC.

AND

U.S. BANK NATIONAL ASSOCIATION

as Trustee

TWELFTH SUPPLEMENTAL INDENTURE

Dated as of May 17, 2007

THIS TWELFTH SUPPLEMENTAL INDENTURE, dated as of May 17, 2007, is between LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, acting as Trustee under the Indenture referred to below(the “Trustee”), as supplemented hereby for purposes of the Junior Subordinated Debentures (as defined below).

W  I  T  N  E  S  S  E  T  H

WHEREAS, the Company has duly authorized the execution and delivery of an Indenture dated as of February 1, 1996 (the “Indenture”), as amended and supplemented, to provide for the issuance from time to time of its unsecured notes or other evidences of indebtedness to be issued in one or more series (the “Securities”), as in the Indenture provided, up to such principal amount or amounts as may from time to time be authorized in or pursuant to one or more resolutions of the Board of Directors;

WHEREAS, the Company shall (i) issue a series of Securities entitled the “Remarketable Junior Subordinated Debentures due 2043” (the “Junior Subordinated Debentures”) to Lehman Brothers Holdings Trust VIII, a Delaware statutory trust (the “Trust”) in exchange for the trust preferred securities of the Trust (the “Trust Preferred Securities”) and the trust common securities of the Trust (the “Trust Common Securities”) and (ii) offer the Trust Preferred Securities to the public as part of the Normal MCAPS (as defined below);

WHEREAS, the Trust Preferred Securities and Junior Subordinated Debentures will be subject to Remarketing in connection with which certain terms of the Junior Subordinated Debentures and, as a consequence, certain terms of the Junior Subordinated Debentures may be changed, all in accordance with the procedures to be set forth in a Remarketing Agreement, to be entered into prior to the first Remarketing (as amended or supplemented from time to time, the  “Remarketing Agreement”), among the Company, U.S. Bank National Association, as property trustee of the Trust, and the remarketing agent named in the Remarketing Agreement (including any successor or replacement, the “Remarketing Agent”);

WHEREAS, the Company has duly authorized the execution and delivery of this Twelfth Supplemental Indenture in order to provide for certain supplements to the Indenture which shall only be applicable to the Junior Subordinated Debentures; and

WHEREAS, all acts and things necessary to make this Twelfth Supplemental Indenture a valid agreement of the Company according to its terms have been done and performed, and the execution and delivery of this Twelfth Supplemental Indenture have in all respects been duly authorized.

NOW, THEREFORE, in consideration of the premises, of the purchase and acceptance of the Junior Subordinated Debentures by the Holders thereof, and of the sum of one dollar duly paid to it by the Trustee at the execution and delivery of these presents, the receipt whereof is hereby acknowledged, the Company covenants and agrees with the Trustee to supplement the Indenture, only for purposes of the Junior Subordinated Debentures, as follows:

SECTION 1.   GENERAL TERMS AND CONDITIONS OF THE JUNIOR SUBORDINATED DEBENTURES

1.1           Designation, Principal Amount and Terms.     There is hereby authorized and established pursuant to Section 301 of the Indenture a series of Securities designated the “Floating Rate Remarketable Junior Subordinated Debentures due 2043” of the Company. The Junior Subordinated Debentures shall be issued initially in an aggregate principal amount of $500,001,000, and shall have the terms provided for herein, including those set forth in Exhibit A hereto. The Company may create and issue additional notes ranking pari passu in right of payment to the Junior Subordinated Debentures and otherwise with the same terms as the Junior Subordinated Debentures other than the Issue Date, Issue Price and the payment of additional interest accruing prior to the Issue Date of such notes, which notes shall form a single series with the Junior Subordinated Debentures. No such additional notes shall be issued if an Event of Default has occurred with respect to the Junior Subordinated Debentures.

1.2           Optional Redemption. Pursuant to Section 1101 of the Indenture, the Company may elect to redeem the outstanding Junior Subordinated Debentures, in whole or in part, at any time on or after May 31, 2016, at a Redemption Price equal to the 100% of the principal amount of the Junior Subordinated Debentures to be redeemed plus accrued and unpaid interest, including deferred interest (if any), on the Junior Subordinated Debentures to be redeemed to the applicable Redemption Date.

In connection with a Remarketing, the Company may change the date after which it may redeem the Junior Subordinated Debentures to a later date or change the Redemption Price in accordance with Section 2.

1.3           Special Event Redemption. If, at any time prior to the Stock Purchase Date, a Special Event shall occur and be continuing, the Company may, within 90 days following the occurrence of such Special Event, elect to redeem the Junior Subordinated Debentures in whole (but not in part), upon not less than 30 or more than 60 day’s notice, at a Redemption Price equal to 100% of the principal amount of the Junior Subordinated Debentures to be redeemed plus accrued and unpaid interest, including deferred interest (if any), to the Redemption Date.

The Junior Subordinated Debentures shall not be subject to the right of redemption specified in Section 1102 of the Indenture. In addition, the Junior Subordinated Debentures shall not be subject to any sinking fund payments.

1.4           Notices of Defaults. So long as any Junior Subordinated Debentures are held by or on behalf of the Trust, the Trustee shall provide to the holders of the Normal MCAPS, Trust Preferred Securities, Trust Common Securities and Treasury MCAPS such notices as it shall from time to time provide under Section 602 of the Indenture. In addition, the Trustee shall provide to the holders of the Normal MCAPS, Trust Preferred Securities, Trust Common Securities and Treasury MCAPS notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Junior Subordinated Debentures within 30 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or other event.

1.5           Global Debentures; Adjustments of Global Debentures.

(a)           The Junior Subordinated Debentures shall be issued initially in fully registered, definitive form in the name of the Property Trustee, in its capacity as such.

(b)           At any time on or after the occurrence of an Early Termination Event, the Junior Subordinated Debentures in definitive form may be presented to the Securities Registrar for exchange for one or more global Debentures in an aggregate principal amount equal to the aggregate principal amount of the Junior Subordinated Debentures so presented (a “Global Debenture”), to be registered in the name of the Depositary, or its nominee, and delivered to the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Regular Trustees. The Company upon any such presentation shall execute one or more Global Debentures in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture. The Trustee, upon receipt of such Global Debentures, together with an Officers’ Certificate requesting authentication, will authenticate such Global Debentures and deliver them to the Securities Registrar, as custodian for the Depositary. Payments on the Junior Subordinated Debentures issued as Global Debentures will be made to the Depositary.

1.6           Deferral of Interest; Payment Restrictions.

(a)           The Company shall have the right at any time, on one or more occasions, so long as an Event of Default has not occurred and is not continuing under the Indenture, to defer payment of interest on the Junior Subordinated Debentures, for up to 20 consecutive quarterly Interest Periods (or the equivalent thereof, if the Interest Periods are not then quarterly) or until June 2, 2014, if later, with respect to each deferral period (each an “Deferral Period”), during which Deferral Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid (together with Additional Interest thereon to the extent permitted by applicable law); provided that no Deferral Period shall extend beyond the Stated Maturity of the principal of this Debenture. Prior to the termination of any such Deferral Period, the Company may further extend the interest payment period, provided that no Deferral Period shall exceed 20 consecutive quarterly Interest Periods (or the equivalent thereof if this Debenture is not then bearing interest quarterly) or until June 2, 2014, if later, or extend beyond the Stated Maturity of the principal of this Debenture. Upon the termination of any such Deferral Period and upon the payment of all accrued and unpaid interest then due, the Company may elect to begin a new Deferral Period, subject to the above requirements. Subject to the last sentence of this paragraph, no interest shall be due and payable during an Deferral Period except at the end thereof. No Deferral Period shall end on a date other than an Interest Payment Date. The Company shall give the Trustee and the Paying Agent notice of its election to begin or extend any Deferral Period at least ten Business Days prior to the date on which interest on the Debentures would be payable but for the election to begin or extend such Deferral Period. The Trustee or its designee shall give notice of the Company’s election to begin or extend any Deferral Period to the Holders of the Debentures to the Regular Trustees and to the holders of the Treasury MCAPS, and if such election is made prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, to the holders of the Normal MCAPS. If an Deferral Period is in effect on the Stock Purchase Date and there is a Failed Remarketing, then the Company will pay the Holder the deferred interest on the Stock Purchase Date in additional subordinated notes (“Additional Subordinated Notes”) that (i) have a principal amount equal to the aggregate amount of deferred interest as of the Stock Purchase Date, (ii) mature on the later of June 2, 2014 and five years after the commencement of such Deferral Period, (iii) bear interest at a rate per annum equal to the rate of interest originally in effect on the Debentures, (iv) are subordinate and rank junior in right of payment and upon liquidation to all of the Company’s Senior Debt on the same basis as the Debentures and (v) are redeemable by the Company at any time prior to their stated maturity and the restrictions set forth in the first sentence of this paragraph shall remain in effect until the Company has paid in full all amounts outstanding under such notes.

(b)           The Company hereby covenants that if (A) the Company extends any Interest Period or the payment of interest under the Junior Subordinated Debentures is deferred, (B) the Company has paid deferred interest in the form of Additional Subordinated Notes and not yet repaid all outstanding amount on such Additional Subordinated Notes, (C) an Event of Default or any event that, with the giving of notice or the lapse of time or both, would be an Event of Default, has occurred of which the Company has actual knowledge and for which the Company has not taken reasonable steps cure or (D) the Junior Subordinated Notes are beneficially owned by the Trust and the Company shall be in default relating to its obligations under the Guarantee, then, during such period the Company shall not, nor shall permit any subsidiary to:  (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any capital stock of the Company; (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of the Company’s debt securities that rank on a parity with (“Parity Debt Securities”) or junior in interest to the Debentures, except that in connection with a Failed Remarketing, the Company may pay interest on the Additional Subordinated Notes; or (3) make any guarantee payments with respect to any guarantee of the Company of the debt securities of any subsidiary of the Company if such guarantee ranks on a parity with (“Parity Guarantees”) or junior in interest to the Debentures; provided, however, that the following shall be permitted:  (a) dividends or distributions in the form of common stock of the Company; (b) payments under the Trust Guarantee (as such term is defined in the Declaration of Trust); (c) any declaration of a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (d) purchases of common stock related to the issuance of common stock or rights under any of the Company’s benefit plans; (e) payments of interest on any of Parity Debt Securities or payments under any Parity Guarantees in respect of interest payments on debt securities of any subsidiary of the Company, in each case ratably and in proportion to the respective amount of (x) accrued and unpaid interest on such Parity Debt Securities or guaranteed by such Parity

Guarantees, on the one hand, and (y) accumulated and unpaid distributions (including compounded amounts) on the Trust Preferred Securities, on the other hand and (f) pay interest on the Junior Subordinated Debentures in Additional Subordinated Notes in connection with a Failed Remarketing.

1.7           Alternative Payment Mechanism.

(a)           The Company covenants and agrees with each Holder of the Junior Subordinated Debentures that if it defers payment of interest on any Interest Payment Date on or prior to the Stock Purchase Date, commencing with the date two years after the beginning of such Deferral Period, the Company shall, subject to the occurrence of a Supervisory Event and except to the extent that the Company is required to pay deferred interest by the issuance of Additional Subordinated Notes, pay such deferred interest only out of Eligible Proceeds, that it shall notify the SEC if this covenant is applicable, and, subject to the approval of the SEC, that it shall continuously use its Commercially Reasonable Efforts to sell Qualifying APM Securities not later than the termination of such Deferral Period in an amount so that the net proceeds of such sale, when applied to such deferred payments of interest, will cause such unpaid deferred interest payments to be paid in full and (unless the SEC instructs otherwise) apply the proceeds of such sale to pay the deferred amounts (provided that the Company shall not in any event be required to pay interest on the Junior Subordinated Debentures at the time when the payment of such interest would violate the terms of any senior or pari passu securities issued by the Company or any Subsidiary); provided, however, that the foregoing covenant shall not apply with respect to any interest on the Junior Subordinated Debentures that is deferred and unpaid as of the date of a consummation of any business combination where, immediately following its consummation, over 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination. The surviving entity in such business combination may pay deferred interest with any available funds on such next interest payment date following the date of the consummation of the business combination (or, if later, at anytime within 90 days following the date of such consummation). For the avoidance of doubt, the Company’s failure to raise sufficient Eligible Proceeds or its use of other sources to fund such deferred interest payments upon the occurrence of a Supervisory Event, by itself, shall not constitute an Event of Default under the Indenture. In addition, if the Company sells Qualifying APM Securities pursuant to this Section 1.7 but a Supervisory Event arises from the SEC disapproving the use of the proceeds to pay deferred interest, the Company’s use of the proceeds for other purposes while continuing to defer interest, by itself, shall not constitute an Event Default under the Indenture. The Company may pay current interest with any available funds at any time.

(b)           If, due to a Market Disruption Event or otherwise, the Company is able to raise some, but not all, Eligible Proceeds necessary to pay all deferred interest (including compounded interest thereon) on any Interest Payment Date, Holders of the Junior Subordinated Debentures shall receive their pro rata share of the Eligible Proceeds. Notwithstanding Section 1.7(a), if the Company is required to conduct a sale of Qualifying APM Securities in order to pay amounts due and payable under any instruments or other securities that rank pari passu as to interest or distributions with the Junior Subordinated Debentures, then the Company shall apply such proceeds to deferred interest payments on the Junior Subordinated Debentures, on the one hand, and such other pari passu securities, on the other hand, on a ratable basis in proportion to the total amounts of interest that are due on the Junior Subordinated Debentures and such securities before the Company shall be relieved of its obligation to conduct the sale of Qualifying APM Securities and apply the proceeds thereof to such securities.

(c)           If the Company issues Additional Subordinated Notes in respect of deferred interest payments as set forth in Section 1.6(a) hereof or in respect of deferred contract payments pursuant to Section 6.7(c) of the Stock Purchase Contract Agreement, Section 1.7(a) will apply to the payment of interest on and principal of these Additional Subordinated Notes except that references to termination of the Deferral Period shall instead be to the maturity date of the Additional Subordinated Notes.

(d)           Notwithstanding anything to the contrary in the Indenture, if the Company has failed to comply with its obligations under this Indenture, including under this Section 1.7, then a Holder of Trust Preferred Securities may directly institute a proceeding against the Company for enforcement of such obligation.

(e)           The Company shall provide written notice to the Trustee once the Alternative payment Mechanism covenant under this Section 1.7 is applicable and certify that it will perform its obligations as required under this Section 1.7. The Company shall also provide written notification to the Trustee at least 5 Business Days prior to any Interest Payment Date on which it makes payments of deferred interest pursuant to this Section 1.7 specifying the amount of Eligible Proceeds to be paid to the Trustee and applied to pay deferred interest (including Additional Interest therein), specifying the application of such Eligible Proceeds to deferred interest (including Additional Interest thereon) remaining outstanding as of such Interest Payment Date. The Trustee shall be permitted to rely on such notices and certifications without requiring any additional due diligence or investigation into the performance of the Company of its obligations under this Section 1.7.

1.8           Payment of Trust Costs and Expenses.

The Company shall, for so long as the Trust is in existence, agree to pay all debts and obligations (other than with respect to the securities issued by the Trust) and all costs and expenses of the Trust (including, but not limited to, all costs and expenses relating to the organization of the Trust, the fees and expenses of the trustees and all costs and expenses relating to the operation of the Trust) and to pay any and all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed on the Trust by the United States, or any other taxing authority, so that the net amounts received and retained by the Trust after paying such expenses will be equal to the amounts the Trust would have received had no such costs or expenses been incurred by or imposed on the Trust. The foregoing obligations of the Company are for the benefit of, and shall be enforceable by, any Person to whom any such debts, obligations, costs, expenses and taxes are owed (each, a “Creditor”) whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the company, and the Company irrevocably waives any right or remedy to require that any such Creditor take any action against the Trust or any other Person before proceeding against the Company.

SECTION 2.   REMARKETING AND RATE RESET PROCEDURES

2.1           Company Elections in Connection with Remarketing.

In connection with Remarketings, the Company shall have the right hereunder, subject to Section 2.2(a), without the consent of any Holder of the Junior Subordinated Debentures, to change certain terms of the Junior Subordinated Debentures as provided below in this Section 2.1. By not later than the 21st day prior to the first day of each Remarketing Period, the Company will specify the following information or decisions in a notice to the Remarketing Agent, the Collateral Agent, the Property Trustee (on behalf of the Trust) and the Trustee (clauses (a) through (e) applying only if the Remarketing is Successful and clause (f) applying only in the case of a Failed Remarketing):

(a)           whether the Stated Maturity Date will remain at June 1, 2043 or will be changed to an earlier date (specifying such date if applicable); provided that the Stated Maturity Date may not be changed to a date earlier than the later of (i) May 31, 2016 and (ii) if the Remarketing Settlement Date occurs during an Deferral Period, the fifth anniversary of the first day of such Deferral Period;

(b)           whether to change the date after which the Junior Subordinated Debentures will be redeemable at the Company’s option and the redemption price or prices; provided that no redemption date for the Junior Subordinated Debentures may be earlier than the later of (i) May 31, 2016 and (ii) if the Remarketing Settlement Date occurs during an Deferral Period, the fifth anniversary of the first day of such Deferral Period; and provided, further, that no redemption price may be less than the principal plus accrued and unpaid interest (including Additional Interest) on the Junior Subordinated Debentures;

(c)           whether, in connection with an Early Remarketing that is not the first scheduled Remarketing, the Company is exercising its right to cause the subordination provisions in the Indenture to cease to apply to the Junior Subordinated Debentures, if the Remarketing is Successful, from and after the Remarketing Settlement Date and if so, whether it also elects that the Junior Subordinated Debentures shall no longer be subject to the interest deferral provisions of the Indenture;

(d)           whether the Junior Subordinated Debentures will be remarketed as fixed rate debentures or floating rate debentures; if the Junior Subordinated Debentures will be remarketed as floating rate debentures, the applicable index and the interest payment dates and manner of calculation of interest on the Junior Subordinated Debentures, which the Company may change to correspond with the market conventions applicable to notes bearing interest at rates based on the applicable index; and

(e)           whether following a Failed Remarketing:

(i)            the Stated Maturity Date will remain at June 1, 2043 or will be changed to an earlier date, which date shall not be earlier than May 31, 2016 (specifying such date if applicable); and

(ii)           the date after which the Junior Subordinated Debentures will be redeemable at the Company’s option will be changed (which date shall not be earlier than May 31, 2016) and the redemption price or prices provided that no redemption price may be less than the principal plus accrued and unpaid interest, including deferred interest (if any).

provided that if the Failed Remarketing occurs during an Deferral Period any changed Stated Maturity Date of the Junior Subordinated Debentures determined pursuant to clause (i) or early redemption date determined pursuant to clause (ii) may not be earlier than the fifth anniversary of the first day of such Deferral Period.

Any such elections made by the Company pursuant to clauses (a) through (e) shall, upon successful completion of a Remarketing, automatically apply and come into effect in respect of the Junior Subordinated Debentures as of the Remarketing Settlement Date and any such elections made by the Company pursuant to clause (f) in connection with a Failed Remarketing shall come into effect in respect of the Junior Subordinated Debentures upon the announcement by the Company that the Final Remarketing is a Failed Remarketing.

2.2           Reset of Interest Rate in Connection with Remarketings and Related Changes in Terms.

(a)           As part of and in connection with each Remarketing, the Remarketing Agent shall determine the Reset Rate or Reset Spread on the Junior Subordinated Debentures, subject to Sections 2.2(b) through (e), pursuant to the Remarketing Agreement and in accordance with the other provisions of this Section 2, that will apply to all Junior Subordinated Debentures (whether or not sold in the Remarketing) if such Remarketing is Successful for each Interest Period or portion thereof commencing on or after such Remarketing Settlement Date, subject to the following provisions and limitations:

(i)            in connection with a Remarketing that is not a Final Remarketing, (A) if the Junior Subordinated Debentures are remarketed as fixed rate debentures, the Reset Rate may not exceed the Fixed Rate Reset Cap and (B) if the Junior Subordinated Debentures are remarketed as floating rate debentures, the Reset Spread may not exceed the Floating Rate Reset Cap;

(ii)           the interest rate on the Junior Subordinated Debentures may not at any time be less than 0% per annum; and

(iii)          the terms of the Junior Subordinated Debentures set forth in the Remarketing shall not be permitted to have any provision to the extent such provision would have caused the Junior Subordinated Debentures to be contingent payment debt instruments under U.S. Treasury Regulations Section 1.1275-4 upon initial issuance.

(b)           If the Remarketing has been determined to be Successful in accordance with Section 2.4(a), by approximately 4:30 P.M., New York City time, on the date of such Successful Remarketing, the Remarketing Agent shall notify the Company, the Collateral Agent, the Property Trustee (on behalf of the Trust) and the Trustee that the Remarketing was

Successful and the Reset Rate or Reset Spread determined as part of such Remarketing in accordance with this Section 2.

(c)           If a Remarketing is Successful, then commencing with the related Remarketing Settlement Date the interest rate on the Junior Subordinated Debentures shall be reset to the rate determined in accordance with this Section 2 pursuant to such Remarketing and the other changes, if any, in the terms of the Junior Subordinated Debentures as notified by the Company pursuant to Section 2.1, shall become effective in accordance with this Section 2.

(d)           If a Remarketing other than the Final Remarketing is not Successful:

(i)            no Trust Preferred Securities will be sold in such Remarketing;

(ii)           the interest rate of the Junior Subordinated Debentures will remain unchanged unless and until it is reset pursuant to a subsequent Remarketing in accordance with this Section 2;

(iii)          the other changes, if any, in the terms of the Junior Subordinated Debentures, as notified by the Company pursuant to Section 2.1, shall not become effective; and

(iv)          the Company and the Remarketing Agent shall attempt another Remarketing during the next Remarketing Period.

(e)           Upon the occurrence of a Failed Remarketing:

(i)            no Junior Subordinated Debentures will be sold in such Remarketing and no further attempts at Remarketing shall be made;

(ii)           the interest rate will be reset to a quarterly floating rate equal to 3-Month LIBOR plus 0.84%, payable in arrears;

(iii)          the other changes, if any, in the terms of the Junior Subordinated Debentures as notified by the Company pursuant to clauses (a) through (e) of the second sentence of Section 2.1, shall not become effective; and

(iv)          the Stated Maturity Date and early redemption date for the Junior Subordinated Debentures will change in accordance with clause (f) of the second sentence of Section 2.1, as applicable.

2.3           Early Remarketing.

If an Early Remarketing Event occurs prior to the Stock Purchase Date, the Remarketing Periods shall be the five Business Day periods commencing on the seventh Business Day prior to the next February 28, May 31, August 31 or November 30, or if any such day is not a Business Day, the preceding Business Day, that is at least 30 days after the occurrence of such Early Remarketing Event and concluding with the earlier to occur of the fifth such date and a Successful Remarketing.

An “Early Remarketing Event” shall occur if on any 20th day prior to a Distribution Payment Date (each, a “Calculation Date”), both of the following conditions exist:

•                  the Trailing Two Quarters Consolidated Net Income Amount is zero or a negative amount for the two fiscal quarter period ending on the last day of the Company’s fiscal quarter that is two fiscal quarters prior to the most recently completed fiscal quarter before that Calculation Date; and

•                  the Tangible Common Stockholders’ Equity Amount as of the end of the Company’s most recently completed fiscal quarter before that Calculation Date and as of the end of the Company’s fiscal quarter that is two fiscal quarters before the Company’s most recently completed fiscal quarter before that Calculation Date has declined in each case by 10% or more as compared to the Tangible Common Stockholders’ Equity Amount at the end of the Company’s fiscal quarter ending six quarters prior to the Company’s most recently completed fiscal quarter before that Calculation Date.

All financial terms used in this Section 2.3 shall be determined in accordance with GAAP as applied to and reflected in the Company’s consolidated financial statements as of the relevant dates, except (i) that the Company’s common stockholders’ equity and consolidated net income at any date and for any period shall be adjusted to exclude extraordinary items, unusual items and infrequently occurring items as defined in Accounting Principles Bulletin 30, goodwill impairment as defined in Financial Accounting Standards Board Statements of Financial Accounting Standards No. 142 and amounts relating to discontinued operations as defined in Financial Accounting Standards Board Statements of Financial Accounting Standards No. 144 and (ii) as provided in the next sentence. If because of a change in GAAP that results in a cumulative effect of a change in accounting principle or a restatement, either (i) the Company’s consolidated net income is higher or lower than it would have been absent such change, then, for purposes of calculating the calculations described in this Section 2.3, commencing with the fiscal quarter for which such changes in GAAP becomes effective, such consolidated net income shall be calculated on a pro forma basis as if such changes had not occurred; or (ii) the Tangible Common Stockholders’ Equity Amount as of a fiscal quarter end is higher or lower than it would have been absent such change, then, for purposes of the calculations described in this Section 2.3 the Tangible Common Stockholders’ Equity Amount shall be calculated on a pro forma basis as if such change had not occurred.

If at any relevant date or for any relevant period the Company is not a reporting company under the Exchange Act, then for any such relevant date and period the Company shall prepare and post on its website the consolidated financial statements that the Company would have been required to file with the Commission had the Company continued to be a reporting company under the Exchange Act, in each case on or before the dates that the Company would have been required to file such financial statements had the Company continued to be an “accelerated filer” within the meaning of Rule 12b-2 under the Exchange Act.

2.4           Remarketing Procedures

The Company will conduct the Remarketing of the Trust Preferred Securities in accordance with the Remarketing procedures set forth herein and in Section 13.5 of the

Declaration of Trust. If at any time the Trust Preferred Securities are no longer outstanding and the Junior Subordinated Debentures instead of the Trust Preferred Securities are being remarketed, the Remarketing procedures set forth in Section 13.5 of the Declaration of Trust shall apply to such Remarketing of Junior Subordinated Debentures as if they were set forth herein, provided that references in such Section to the Trust Preferred Securities shall be deemed to refer to the Junior Subordinated Debentures.

SECTION 3.   AMENDMENTS TO THE INDENTURE

3.1           Amendment to Section 101 of the Indenture. Section 101 of the Indenture is hereby amended solely with respect to the Junior Subordinated Debentures by adding the following new definitions thereto, in the appropriate alphabetical sequence:

“Additional Interest” means the interest, if any, that shall accrue on any interest on the Junior Subordinated Debentures the payment of which has been deferred by the Company pursuant to the provisions hereof, which interest shall accrue at the applicable rate then borne by the Junior Subordinated Debentures.

“Additional Subordinated Notes” has the meaning specified in Section 1.6(a).

“Capital Treatment Event” means the Company’s determination that, based on the opinion of counsel experienced in such matters (who may be an employee of the Company or any of its affiliates or subsidiaries), as a result of any amendment to, clarification of or change (including any announced prospective change) in applicable laws or regulations or official interpretations thereof or policies with respect thereto; or any official administrative pronouncement or action or threatened challenge or judicial decision interpreting or applying such laws or regulations, which amendment, clarification, change, pronouncement, action or decision is effective or announced on or after May 17, 2007, there is more than an insubstantial increase in the risk that the MCAPS or Preferred Stock will not constitute equivalent “Tier 1” capital under the capital adequacy guidelines of the SEC for consolidated supervisory entities such as the Company and its subsidiaries.

“Collateral Agent” means The Bank of New York, as Collateral Agent under the Collateral Agreement until a successor Collateral Agent shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Collateral Agent” shall mean the Person who is then the Collateral Agent thereunder.

“Collateral Agreement” means the Collateral Agreement, dated as of May 17, 2007, among the Company, the Trust (acting through the Property Trustee), the Collateral Agent, the Securities Intermediary and the Securities Registrar.

“Commercially Reasonable Efforts” by the Company to sell Qualifying APM Securities means commercially reasonable efforts to complete the offer and sale of Qualifying APM Securities to third parties that are not affiliates of the Company in public offerings or private placements; provided that the Company shall be deemed to have used such Commercially Reasonable Efforts if a Market Disruption Event occurs and for so long as it continues regardless of whether the Company makes any offers or sales during such period.

“Common Stock” means the Company’s common stock (including treasury shares of common stock), common stock issued pursuant to any dividend reinvestment plan or the Company’s employee benefit plans, a security of the Company’s, ranking upon liquidation, dissolution or winding up junior to Qualifying Preferred Stock and pari passu with the Company’s common stock that tracks the performance of, or relates to the results of, a business, unit or division of the Company, and any securities issued in exchange therefore in connection with a merger, consolidation, binding share exchange, business combination,  recapitalization or other similar event.

“Current Stock Market Price” means, with respect to the Company’s common stock on any date, (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, (ii) if the Company’s common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Company’s common stock is traded or quoted on the relevant date or, (iii) if the Company’s common stock is not listed on any U.S. securities exchange on the relevant date, the last quoted bid price for the Company’s common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization, or (iv) if the Company’s common stock is not so quoted, the average of the mid-point of the last bid and ask prices for the Company’s common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Declaration of Trust” means the Amended and Restated Declaration of Trust, dated as of May 17, 2007, among the Company, as Sponsor, the Property Trustee, the Delaware Trustee, the Regular Trustees (each as named therein) and the several Holders of the Trust Securities.

“Early Remarketing Event” has the meaning specified in Section 2.3.

“Early Termination Event” means the dissolution of the Trust and the distribution of the Junior Subordinated Debentures held by or on behalf of the Trust to the holders of the Trust Securities in accordance with Section 8.2 of the Declaration of Trust.

“Eligible Proceeds” means, for each relevant Interest Payment Date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Company has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of Qualifying APM Securities to persons that are not the Company’s Subsidiaries.

“Failed Remarketing” means a Final Remarketing that is not Successful.

“Final Remarketing” means (i) a Remarketing for a settlement date on May 31, 2013 (or if such day is not a Business Day, the immediately succeeding Business Day) or (ii) in the case of an Early Remarketing, the fifth scheduled Remarketing.

“Fixed Rate Reset Cap”, as of any Remarketing Settlement Date, means the prevailing market yield, as determined by the Remarketing Agent, of the benchmark U.S. treasury security having a remaining maturity that most closely corresponds to the period from such date until the earliest date on which the Junior Subordinated Debentures may be redeemed at the option of the Company in the event of a Successful Remarketing, plus 350 basis points, or 3.50%, per annum.

“Floating Rate Reset Cap” means 300 basis points, or 3.00%, per annum.

“Guarantee Agreement” means the Guarantee Agreement between the Company, as Guarantor and U.S. Bank National Association, as Guarantee Trustee named thereunder, dated as of May 17, 2007.

“Intent-Based Replacement Disclosure” means, as to any Qualifying Preferred Stock that the Company has publicly stated its intention, either in the prospectus or other offering document under which such Qualifying Preferred Stock was initially offered for sale or in filings with the SEC made by the Company under the Exchange Act prior to or contemporaneously with the issuance of such securities, that the Company, to the extent the Qualifying Preferred Stock provides it with equity credit, will repay, redeem or purchase such Qualifying Preferred Stock only with the proceeds of replacement capital securities that have terms and provisions at the time of repayment, redemption or purchase that are as or more equity-like than the Qualifying Preferred Stock then being repaid, redeemed or purchased, raised within 180 days prior to the applicable repayment, redemption or purchase date.

“Interest Period” means the period from and including the most recent Interest Payment Date to which interest has been paid or duly made available for payment (or May 17, 2007 if no interest has been paid or been duly made available for payment) to, but excluding, the next succeeding Interest Payment Date or, if earlier, then the Stated Maturity Date of the Junior Subordinated Debentures.

“LIBOR”, with respect to an Interest Period, means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the second London Business Day immediately preceding the first day of such interest period.

If LIBOR cannot be determined as described above, the Company will select four major banks in the London interbank market. The Company will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second London Business Day immediately preceding the first day of such interest period. These quotations will be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.

If two or more quotations are provided, LIBOR for the interest period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Company will select three major banks in New York City and will then determine LIBOR for the interest period as the arithmetic mean of rates quoted by those three major banks in New York City to leading European banks at approximately 3:00 p.m., New York City time, on the second London Business Day immediately preceding the first day of such interest period. The rates quoted will be for loans in U.S. dollars, for a three-month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by the Company are quoting rates, LIBOR for the applicable period will be the same as for the immediately preceding interest period.

“London Business Day” means a day other than a Saturday or Sunday on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

“Market Disruption Event” means, with respect to the issuance or sale of Qualifying APM Securities pursuant to Section 1.7, the occurrence or existence of any of the following events or sets of circumstances:

 (i) The Company would be required to obtain the consent or approval of the Company’s stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Qualifying APM Securities pursuant to Section 1.7 and such consent or approval has not yet been obtained notwithstanding the Company’s commercially reasonable efforts to obtain such consent or approval;

(ii) Trading in securities generally, or in shares of the Company’s Qualifying APM Securities specifically, on the New York Stock Exchange or any other national securities exchange or in the over-the-counter market on which the Company’s Qualifying APM Securities are then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the SEC, by the relevant exchange or by any other regulatory body or governmental agency having jurisdiction such that trading in the Company’s Qualifying APM Securities shall have been materially disrupted or ceased;

(iii) A banking moratorium shall have been declared by the federal or state authorities of the United States such that market trading in the Qualifying APM Securities has been disrupted or ceased;

(iv) A material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading in the Qualifying APM Securities has been disrupted or ceased;

(v) The United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading in the Qualifying APM Securities has been disrupted or ceased;

(vi) There shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such that trading in the Qualifying APM Securities shall have been disrupted or ceased;

(vii) An event occurs and is continuing as a result of which the offering document for such offer and sale of Qualifying APM Securities would, in the reasonable judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (x) the disclosure of that event at such time, in the reasonable judgment of the Company, is not otherwise required by law and would have a material adverse effect on the business of the Company or (y) the disclosure relates to a previously undisclosed proposed or pending material business transaction, provided that no single suspension period contemplated by this clause (vii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause (vii) shall not exceed an aggregate of 180 days in any 360-day period; or

(viii) The Company reasonably believes that the offering document for such offer and sale of Qualifying APM Securities would not be in compliance with a rule or regulation of the SEC (for reasons other than those referred to in clause (vii) above), and the Company determines it is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this clause (viii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause (viii) shall not exceed an aggregate of 180 days in any 360-day period.

“MCAPS” means each of the Normal MCAPS and the Treasury MCAPS.

“Normal MCAPS” has the meaning specified in the Stock Purchase Contract Agreement.

“New York Business Day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

“Other Financial Obligations” has the meaning specified in Section 1401.

“Paying Agent”, when used with respect to the Junior Subordinated Debentures, U.S. Bank National Association or any other Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Securities on behalf of the Company.

“Paying Agent Office” means the office of the applicable Paying Agent at which at any particular time its corporate agency business shall principally be administered in a Place of Payment, which office at the date hereof in the case of U.S. Bank National Association, in its capacity as Paying Agent with respect to the Junior Subordinated Debentures under this Supplemental Indenture, is located at One Federal Street, 3rd Floor, Boston, MA 02110, Attn: Corporate Trust Services.

“Permitted Remedies” means, with respect to any securities, one or more of the following remedies: (i) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded); and (ii) complete or partial prohibitions preventing the issuer from paying distributions on or purchasing common stock or other securities that rank pari passu with or junior as to distributions to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Preferred Stock” means the Non-Cumulative Perpetual Preferred Stock, Series I, $100,000 liquidation preference per share, of the Company.

“Qualifying APM Securities” means Common Stock, Qualifying Preferred Stock and Qualifying Warrants.

“Qualifying Preferred Stock” means the Company’s non-cumulative perpetual preferred stock that ranks pari passu with or junior to all of the Company’s other preferred stock, is perpetual and (a) is subject to a replacement capital covenant substantially similar to the Replacement Capital Covenant or a “Qualifying Capital Replacement Covenant”, as such term is defined in the Replacement Capital Covenant or (b) is subject to both (i) mandatory suspension of dividends in the event the Company breaches certain financial metrics specified within the offering documents for such Preferred Stock and (ii) Intent-Based Replacement Disclosure. Additionally, in both (a) and (b) above the transaction documents for such Preferred Stock shall provide for no remedies as a consequence of non-payment of distributions other than Permitted Remedies.

“Qualifying Warrants” means any net share settled warrants to purchase Common Stock that (1) have an exercise price greater than the Current Stock Market Price of Common Stock, and (2) that the Company is not entitled to redeem for cash and the holders of which are not entitled to require the Company to purchase for cash in any circumstances.

“Rating Agency Event” means a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act that currently publishes a rating for the Company (in this definition, a “rating agency”) to its equity credit criteria for securities such as the MCAPS or the Preferred Stock, as such criteria is in effect on May 17, 2007 (in this definition, the “current criteria”), which change results in (i) the length of time for which such current criteria is scheduled to be in effect is shortened with respect to the MCAPS or the Preferred Stock, or (ii) a lower equity credit being given to the MCAPS or the Preferred Stock as of the date of such change than the equity credit that would have been assigned to the MCAPS or the Preferred Stock as of the date of such change by such rating agency pursuant to its current criteria.

“Regular Trustee” means, in respect of the Trust, Barrett S. DiPaolo, Andrew Yeung and James Killerlane, each an individual identified as a “Regular Trustee” in the Declaration of Trust, solely in such individual’s capacity as Regular Trustee of the Trust under the Declaration of Trust and not in such individual’s individual capacity, or any successor Regular Trustee appointed as therein provided.

“Remarketing” means a remarketing of Trust Preferred Securities and Junior Subordinated Debentures pursuant to Section 2 and the Remarketing Agreement.

“Remarketing Period” means the five Business Day Period beginning on the seventh Business Day preceding each of May 31, 2012 and August 31, 2012, November 30, 2012, February 28, 2013, and May 31, 2013 (or if any such day is not a Business Day, the preceding Business Day) until the settlement of a Successful Remarketing, or if an Early Settlement Event shall have occurred, each of the periods determined in accordance with Section 2.3.

“Remarketing Settlement Date” means the May 31 August 31, February 28 or November 30 following a Successful Remarketing or, if such day is not a Business Day, the preceding Business Day.

“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of May 17, 2007, by the Company, as the same may be amended or supplemented from time to time in accordance with the provisions thereof.

“Reset Rate” means, if the Junior Subordinated Debentures are remarketed as fixed rate debentures, the rate of interest on the Junior Subordinated Debentures, if any, set in a Remarketing, as specified in Section 2.2(a).

“Reset Spread” means, if the Junior Subordinated Debentures are remarketed as floating rate debentures, the spread, if any, set in a Remarketing, as specified in Section 2.2(a).

“Responsible Officer” means, when used with respect to U.S. Bank National Association in its capacity as Paying Agent, any officer within the Corporate Trust Department (or any successor department, unit or division of U.S. Bank National Association) assigned to the Paying Agent Office of U.S. Bank National Association, in its capacity as Paying Agent, who has direct responsibility for the administration of the Paying Agent functions of the Indenture and this Supplemental Indenture.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Intermediary” The Bank of New York, as Securities Intermediary under the Collateral Agreement until a successor Securities Intermediary shall have become such pursuant to the applicable provisions of the Collateral Agreement, and thereafter “Securities Intermediary” shall mean the Person who is then the Securities Intermediary thereunder.

“Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business shall principally be administered, which office at the date hereof in the case of U.S. Bank National Association, in its capacity as Securities Registrar under the Indenture, is located at One Federal Street, 3rd Floor, Boston, MA 02110m Attn: Corporate Trust and Serivces.

“Securities Act” means the Securities Act of 1933 (or any successor statute), as it may be amended from time to time.

“Special Event” means either a Tax Event, a Capital Treatment Event or a Rating Agency Event.

“Stock Purchase Contract Agreement” means the Stock Purchase Contract Agreement, dated as of May 17, 2007 between the Company and U.S. Bank National Association as Stock Purchase Contract Agent.

“Stock Purchase Date” means the date on which the Company issues the Preferred Stock.

“Successful” has the meaning specified in the Declaration of Trust.

“Supervisory Event” means, with respect to the issuance or sale of Qualifying APM Securities pursuant to Section 1.6, that the Company shall have notified the SEC of its intention and affirmatively requested SEC approval both (1) to sell Qualifying APM Securities and (2) to apply the net proceeds of such sale to pay deferred interest on the Junior Subordinated Debentures, and the Company has been notified that the SEC disapproves of either action mentioned in that notice. A Supervisory Event shall cease on the business day following the earlier to occur of (a) the fifth anniversary of the commencement of any deferral period (or, if later, May 31, 2014), or (b) the day on which the SEC notifies the Company in writing that it no longer disapproves of the Company’s intention to both (i) issue or sell Qualifying APM Securities and (ii) apply the net proceeds from such sale to pay deferred interest on the Junior Subordinated Debentures.

“Tangible Common Stockholders’ Equity Amount” means, as of any quarter end and subject to the adjustments permitted by Section 2.3 hereof, the Company’s common stockholders’ equity minus identifiable intangible assets and goodwill, in each case as reflected on the Company’s consolidated GAAP balance sheet as of such quarter end.

“Tax Event” means that the Company shall have requested and received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that there has been a Tax Action (as defined below) that relates to any of the events described in (i) through (iii) below and that there is more than an insubstantial increase in the risk that (i) the Trust is, or will be, subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, (ii) the Trust is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by any issuer (including the Company) with respect to the Junior Subordinated Debentures issued by such issuer is not, or will not be, deductible by such issuer for United States federal income tax purposes. “Tax Action” means (a) an amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) a judicial decision interpreting, applying or clarifying such laws or regulations, (c) an administrative pronouncement or action that represents an official position (including a clarification of an official position) of the governmental authority or regulatory body making such administrative pronouncement or taking such action, or (d) a threatened challenge asserted in connection with an audit of the Company or any of its subsidiaries or the Trust or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Junior Subordinated Debentures or the MCAPS, the Trust Preferred Securities and the Preferred Stock, which amendment or change is adopted or which decision, pronouncement or proposed change is announced or which action, clarification or challenge occurs on or after May 17, 2007.

“Trailing Two Quarters Consolidated Net Income Amount” means, as of the last day of any fiscal quarter, the sum of the Company’s consolidated net income for the two fiscal quarters ending as of the last day of such fiscal quarter.

“Treasury MCAPS” has the meaning specified in the Stock Purchase Contract Agreement.

“Trust” has the meaning specified in the recitals hereto.

“Trust Preferred Securities” has the meaning specified in the recitals hereto.

“Unsuccessful” has the meaning specified in the Declaration of Trust.

3.2           Amendment to Section 501 of the Indenture. Solely with respect to the Junior Subordinated Debentures, (i) clauses (2), (3) (4) and (7) of Section 501 of the Indenture shall not apply and (ii) clause (1) of Section 501 of the Indenture is replaced with the following:

(1) failure to pay interest for 30 days after deferral for 20 or more consecutive quarterly Interest  Periods or the equivalent thereof, in the event that Interest Periods are other than quarterly provided such failure occurs on or after June 2, 2014.

3.3           Amendment to Section 502 of the Indenture. Solely with respect to the Junior Subordinated Debentures, Section 502 of the Indenture is amended to add the following at the end of the first paragraph thereof:

“; provided that, in the case of Debentures issued to and held by the Trust, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debentures fails to declare the entire principal of all the Debentures to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the Trust Preferred Securities then outstanding, acting together as a single class, shall have such right by a notice in writing to the Company and the Trustee; provided further that, in the case of Debentures issued to and held by the Trust, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debentures fails to declare the entire principal of all the Debentures to be immediately due and payable, any holder of the Trust Preferred Securities shall have the right to institute a suit directly against the Company for enforcement  of payment to such holder of principal and interest (including any Additional Interest) on the Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of such Trust Preferred Securities held by such holder. Upon any such declaration, such amount of the principal of and the accrued but unpaid interest on all the Debentures shall become immediately due and payable, provided that the payment of principal on the Debentures shall remain subordinated to the extent provided in Article Fourteen of the Base Indenture except to the extent otherwise determined in connection with an Early Remarketing. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest (including Additional Interest), if any, on this Debenture shall terminate.

3.4           Amendment to Section 513 of the Indenture. Solely with respect to the Junior Subordinated Debentures, Section 513 of the Indenture is amended to add the following at the end thereof:

“For purposes of this Section 513, if the Junior Subordinated Debentures are held by the Trust, the consent of not less than a 25% of the aggregate liquidation amount of the securities issued by the Trust shall be required in order to waive such default.”

3.5           Amendment to Section 902 of the Indenture. Solely with respect to the Junior Subordinated Debentures, Section 902 of the Indenture is amended to (i) deleted the period at the end of paragraph (5) and add “;” at the end of Section 902(5) and create new Section 902(6):

(6)  conform the terms of this Indenture to the terms of the Junior Subordinated Debentures as set forth in the Prospectus dated May 8, 2007 of the Trust and the Company relating to the MCAPS (the “Prospectus”); provided, however, that in connection with such amendment, the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, in each case confirming that such amendment has the effect of conforming the terms of this Indenture to the terms of the Junior Subordinated Debentures as set forth in the Prospectus.”

and (ii) add the following at the end of Section 902:

“For purposes of this Section 902, if the Junior Subordinated Debentures are held by the Trust, the consent of not less than 66 2/3% of the aggregate liquidation amount of the securities issued by the Trust shall be required in order for such supplemental indenture to be effective.”

3.6           Amendment to Section 1005 of the Indenture. Solely with respect to the Junior Subordinated Debentures, Section 1005 shall not apply.

3.7           Amendment to Section 1007 of the Indenture. Solely with respect to the Junior Subordinated Debentures, Section 1007 of the Indenture is amended to add the following at the end thereof:

“For purposes of this Section 1007, if the Junior Subordinated Debentures are held by the Trust, the consent, including, without limitation, the consent of the Holders obtained in connection with a tender or an exchange offer, of not less than 25% in aggregate liquidation amount of the securities issued by the Trust shall be required in order to waive a covenant.”

3.8           Amendment to Section 1401 of the Indenture. Solely with respect to the Junior Subordinated Debentures, Section 1401 of the Indenture is hereby amended by deleting Section 1401 in its entirety and inserting in lieu thereof the following:

“Section 1401.                                            Junior Subordinated Debentures Subordinated to Senior Debt and Other Financial Obligations

The Company agrees, and each Holder of the Junior Subordinated Debentures and related coupons by his acceptance thereof likewise agrees, that the payment of the principal of (and premium, if any) and interest, if any, on the Junior Subordinated Debentures and related coupons is subordinated, to the extent and in the manner provided in this Article 14, to the prior payment in full when due of the principal of (and premium, if any) and interest, if any, on (i) all Junior Subordinated Debentures and (ii) under the circumstances described in Section 1412, Other Financial Obligations.

For purposes of this Article 14, “Senior Debt” means all obligations (whether now outstanding or hereafter created, assumed or incurred) for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise in respect of all principal of (and premium, if any) and interest if any (including any interest, if any, accruing subsequent to the commencement of a proceeding in bankruptcy by or against the Company) on (i) any indebtedness for money borrowed or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness under capitalized leases, (iii) any indebtedness representing the deferred and unpaid purchase price of any property or business, (iv) indebtedness for money borrowed by another person that the Company guarantees, and (v) all deferrals, renewals, extensions and refundings of any such indebtedness or obligation; provided, that the following shall not constitute Senior Debt:  (a) indebtedness which is expressly made equal in right of payment with the Junior Subordinated Debentures or subordinate and subject in right of payment to the Junior Subordinated Debentures and (b) indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables.

For purposes of this Article 14, “Other Financial Obligations” means all obligations (whether now outstanding or hereafter created, assumed or incurred) for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise in respect of all principal of (and premium, if any) and interest if any (including any interest, if any, accruing subsequent to the commencement of a proceeding in bankruptcy by or against the Company) in respect to derivative products (including without limitation, interest and foreign exchange rate contracts, commodity contracts and similar arrangements) except any such obligations that are expressly stated to have the same rank as or not to be senior to the Junior Subordinated Debentures.

This Article 14 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior

Debt and Other Financial Obligations, and such provisions are made for the benefit of the holders of Senior Debt and Other Financial Obligations, and such holders and/or each of them may enforce such provisions.”

SECTION 4.   ADDITIONAL PROVISION

Solely with respect to the Junior Subordinated Debentures, the following Section is added to the Indenture:

Section 1412.   Company Election to End Subordination.

The Company may elect, at any time effective on or after the Remarketing Settlement Date in connection with an Early Remarketing of the Trust Preferred Securities and, accordingly, the Junior Subordinated Debentures that is not the first scheduled Remarketing, that its obligations under the Junior Subordinated Debentures shall cease to be subordinated obligations, in which case the provisions of Article Fourteen of the Indenture and, if the Company so elects, the provisions regarding deferral of payment of interest on the Junior Subordinated Debentures, shall thereafter no longer apply to the Junior Subordinated Debentures. The Company shall give the Trustee and each Paying Agent notice of any such election not later than the effective time, and shall promptly issue a press release through Bloomberg Business News or other reasonable means of distribution.

SECTION 5.   MISCELLANEOUS

5.1           Debenture. Attached hereto as Exhibit A is a form of the Junior Subordinated Debenture.

5.2           Separability. In case any provision in this Twelfth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.3           Continuance of Indenture. This Twelfth Supplemental Indenture supplements the Indenture and shall be a part of and subject to all the terms thereof. The Indenture, as supplemented by this Twelfth Supplemental Indenture, shall continue in full force and effect.

5.4           The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Twelfth Supplemental Indenture, or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.

5.5           Governing Law. This Twelfth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

5.6           Defined Terms. All capitalized terms used in this Twelfth Supplemental Indenture which are defined in the Indenture, but not otherwise defined herein, shall have the same meanings assigned to them in the Indenture.

5.7           Counterparts. This Twelfth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

5.8           Tax Treatment. The Company and the Holders of the Junior Subordinated Debentures agree to treat the Junior Subordinated Debentures as indebtedness of the Company for all purposes.

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this Twelfth Supplemental Indenture to be signed and acknowledge by one of its Vice Presidents, and U.S. Bank National Association, as Trustee, has caused this Twelfth Supplemental Indenture to be signed as of the day and year first above written.

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ BARRETT S. DIPAOLO
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ EARL DENNISON
Name:

EXHIBIT A

[FORM OF FACE OF DEBENTURE]

No. D-	$500,001,000

LEHMAN BROTHERS HOLDINGS INC.

FLOATING RATE REMARKETABLE

JUNIOR SUBORDINATED DEBENTURES DUE 2043

Lehman Brothers Holdings Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein referred to as the “Company”), for value received, hereby promises to pay to U.S. BANK NATIONAL ASSOCIATION, as Property Trustee (the “Property Trustee”), or registered assigns, at the office or agency of the Company in the Borough of Manhattan, the City of New York, the principal sum of FIVE HUNDRED MILLION AND ONE THOUSAND DOLLARS ($500,001,000) on June 1, 2043 or such earlier date as may be specified by the Company following a Remarketing, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on said principal sum at said office or agency, in like coin or currency, at the rate per annum of three-month LIBOR plus 0.68%, subject to reset as set forth below, until the principal hereof becomes due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum during the period in which such principal is overdue, compounded quarterly, to the registered holder of this Debenture, until payment of said principal sum has been made or duly provided for.

The Stated Maturity of the Debenture shall be June 1, 2043 or such earlier date as may be specified by the Company following a Remarketing. Interest on this Debenture (computed as set forth herein) shall be payable quarterly (subject to deferral as set forth herein) in arrears on February 28, May 31, August 31 and November 30 of each year (each an “Interest Payment Date”), commencing August 31, 2007 from the Interest Payment Date next preceding the date of this Debenture to which interest has been paid or duly provided for or such other dates as may be specified by the Company following a Remarketing. Interest on this Debenture shall be payable to the holder in whose name the Debenture is registered at the close of business on the applicable Record Date. The Record Date for any Interest Payment Date for the Debenture will be the date, whether or not a Business Day, 15 calendar days immediately preceding the Interest Payment Date. Notwithstanding the foregoing, any Interest Payment Date that would otherwise be a day that is not a New York or London Business Day shall instead be the next succeeding New York or London Business Day unless such day falls in the next calendar month in which case the Interest Payment Date will be the immediately preceding New York and London Business Day.

Interest on the Debenture shall be computed on the basis of the actual number of days elapsed in the related payment period using a 360-day year.

REFERENCE IS MADE TO THE FURTHER PROVISIONS OF THIS DEBENTURE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

This Debenture shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, LEHMAN BROTHERS HOLDINGS INC. has caused this instrument to be signed by its Chairman of the Board, its Vice Chairman, its President, its Chief Financial Officer, one of its Vice Presidents or its Treasurer by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title:

Attest:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

(Reverse of Debenture)

LEHMAN BROTHERS HOLDINGS INC.

FLOATING RATE REMARKETABLE JUNIOR SUBORDINATED DEBENTURE DUE 2043

This Debenture is one of a duly authorized series of Securities of the Company designated as the Floating Rate Remarketable Junior Subordinated Debentures due 2043 of the Company (herein called the “Debentures”), limited (except as otherwise provided in the Indenture referred to below) in aggregate principal amount to $500,001,000. The Debentures are one of an indefinite number of series of debt securities of the Company (herein collectively called the “Securities”), issued or issuable under and pursuant to an indenture, dated as of February 1, 1996, as amended and supplemented from time to time and as amended and supplemented with respect to the Debentures herein by the Twelfth Supplemental Indenture dated as of May 17, 2007 between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee”) (as so amended and supplemented, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Debentures. The separate series of Securities may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions or repayment or repurchase rights (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default, as defined in the Indenture, and may otherwise vary as provided in the Indenture.

Payment of the principal of and interest on this Debenture is, to the extent provided in the Indenture, subordinated and subject in right of payment to the prior payment in full when due of the principal of (and premium, if any) and interest, if any, on all Senior Debt, as defined in the Indenture and this Debenture is issued subject to the provisions of the Indenture with respect thereto. Each registered holder of this Debenture, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and expressly directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee as his or her attorney-in-fact for any and all such purposes. Each registered holder hereof, by his or her acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

As provided in the Indenture and subject to certain limitations therein set forth, the Company may at its option redeem the Debentures in whole or from time to time in part at any time on or after May 31, 2016. In connection with a Remarketing, the Company may change the date after which it may redeem the Junior Subordinated Debentures to a later date or change the Redemption Price in accordance with Section 2 of the Indenture.

As provided in the Indenture and subject to certain conditions therein set forth, if prior to May 31, 2016 a Tax Event, Capital Treatment Event or a Rating Agency Event shall occur and be continuing, the Company may, at any time within 90 days following the occurrence of such Event, redeem the Debentures, in whole but not in part, at 100% of the principal amount thereof, plus accrued and unpaid interest thereon, including deferred interest (if any), to the Redemption Date. Any redemption of the Debentures will be subject to receipt of prior approval of the SEC, if required. In addition, any redemption of the Debentures prior to the Stock Purchase Date will be subject to the Replacement Capital Covenant. The Debentures are not subject to a sinking fund.

In connection with the Remarketing of the Trust Preferred Securities, the Company may change the stated Maturity Date, the date after which this Debenture may be redeemed in whole or in part prior to the Stated Maturity Date at the option of the Company, the rate of interest payable on this Debenture, the Interest Payment Dates, the manner of calculating interest on this Debenture and certain other provisions of the Debentures, all as set forth in the Indenture and without the consent of any Holder of this Debenture.

The Company shall have the right at any time, on one or more occasions, so long as an Event of Default has not occurred and is not continuing under the Indenture, to defer payment of interest on this Debenture as set forth in the Indenture. If the Company defers the payment of interest under the Junior Subordinated Debentures or extends any interest period, then Company and its subsidiaries will be restricted from making certain payments as set forth in the Indenture.

As provided in the Indenture and subject to certain limitations therein set forth, in case an Event of Default with respect to the Debentures shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture. The omission by the Company to pay interest during a Deferral Period (as defined below) as permitted hereby shall not constitute an Event of Default under Section 501 of the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of the Securities at the time Outstanding to be affected (each series voting as a class), evidenced as provided in the Indenture, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or reduce any premium payable on redemption, or make the principal thereof, or premium, if any, or interest thereon payable in any coin or currency other than that hereinabove provided, or amend the Indenture to modify its provisions relating to the subordination of each Security in a manner adverse to the holder thereof, without the consent of the holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected. It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, on or the principal of, or premium, if any, on any of the Securities of such series. Any such consent or waiver by the holder of this Debenture shall be conclusive and binding upon such holder and upon all future holders and owners of this Debenture and any Debentures which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Debenture or such other Debentures. In addition, if the Debentures are held by the Trust, the consent of not less than 66 2/3% of the aggregate liquidation amount of the securities issued by the Trust shall be required in order for such supplemental indenture to be effective.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Debentures at the time Outstanding occurs and is continuing, then in every such case, unless the principal of all of the Debentures shall have already become due and payable, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debentures may declare the principal amount of all the Debentures to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount shall become immediately due and payable; provided that, in the case of Debentures issued to and held by the Trust, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debentures fails to declare the entire principal of all the Debentures to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the Trust Preferred Securities then outstanding, acting together as a single class, shall have such right by a notice in writing to the Company and the Trustee. Upon any such declaration, such amount of the principal of and the accrued but unpaid interest on all the Debentures shall become immediately due and payable, provided that the payment of principal on the Debentures shall remain subordinated to the extent provided in Article Fourteen of the Base Indenture except to the extent otherwise determined in connection with an Early Remarketing. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest (including Additional Interest), if any, on this Debenture shall terminate.

No reference herein to the Indenture and no provisions of this Debenture or of the Indenture shall alter or impair the obligations of the Company, which is absolute and unconditional, to pay the principal and interest of this Debenture at the place, at the time and in the coin or currency herein prescribed.

The Company may omit to comply with any term, provision or condition set forth in Section 801 of the Indenture, and any such omission with respect to such Section shall not be an Event of Default, in each case with respect to the Debentures, provided that the conditions of Section 1009 of the Indenture have been satisfied.

The covenant set forth in Section 1005 of the Indenture shall not apply to the Debentures.

Notwithstanding the provisions of Section 401(a)(B) of the Indenture, the Company may satisfy and discharge the entire indebtedness on all the Debentures as provided therein only when the Debentures are by their terms due and payable within one year.

The Company, the Trustee, and any agent of the Company or of the Trustee may deem and treat the registered holder hereof as the absolute owner of this Debenture (whether or not this Debenture shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, and for all other purposes, and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Debenture.

The Debentures are issuable in registered form without coupons in denominations of $1,000 and any multiple of $1,000. At the option of the holders thereof, either at the office or agency to be designated and maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, pursuant to the provisions of the Indenture or at any of such other offices or agencies as may be designated and maintained by the Company for such purpose pursuant to the provisions of the Indenture, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, except for any tax or other governmental charges imposed in connection therewith, Debentures may be exchanged for an equal aggregate principal amount of Debentures of like tenor and of other authorized denominations.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Debenture is registrable in the Security Register, upon surrender of this Debenture for registration of transfer at the office or agency of the Company in any place where the principal of this Debenture is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Debentures of this series of like tenor and of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

No recourse for the payment of the principal of or the interest on this Debenture, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Debenture, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

The Company and, by its acceptance of this Debenture or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Debenture agree to treat for

United States Federal income tax purposes (i) the Debentures as indebtedness of the company, and (ii) the stated interest on the Debentures as ordinary interest income that is includible in the Holder’s or beneficial owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or beneficial owner’s regular method of tax accounting, and otherwise to treat the Debentures as described in the Prospectus.

THE INDENTURE AND THE DEBENTURES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All items used in this Debenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The following abbreviations, when used in the inscription on the face of the within Debenture, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common

TEN ENT -	as tenants by their entireties

JT TEN -	as joint tenants with right of survivorship and
not as tenants in common

UNIF GIFT MIN ACT  -                 Custodian                 under Uniform Gifts to

(Cust)                              (Minor)

Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Please insert social security or other identifying number of Assignee)

(Name and address of Assignee, including zip code, must be printed or typewritten.)

the within Debenture, and all rights thereunder, hereby irrevocably constituting and appointing to transfer the said Debenture on the books of the Company, with full power of substitution in the premises.

Date:

Signature:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Debenture in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED MEDALLION SIGNATURE GUARANTEE PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.